UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

Commission File Number: 000-28305

SYNGAS INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

78 Belleville Avenue
Spruce Grove, Alberta, Canada T7A 1H8
(Address of principal executive offices)

780-914-0028
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 26, 2007 Syngas International Corp. (“Syngas”) entered into a consulting agreement with Ronald Foster pursuant to which Mr. Foster has agreed to provide consultant services to Syngas on the following terms:

Consultant Services

Mr. Foster will assist Syngas in the provision of business development services, in particular:

  Assist in identifying potential business opportunities or potential business acquisitions in the gasification fields consisting of alternative energy, waste disposal, power generation and alternative fuel production;
  Perform due diligence studies, assist in reorganizations and negotiating potential acquisitions;
  Provide periodic reporting as to developments concerning the general markets and industry which may be relevant or of interest or concern to Syngas or Syngas’ business;
  Assist in filing patents pertaining to intellectual properties of Syngas;
  Assist Syngas in obtaining new intellectual properties or technology related to Syngas’ business;
  Assist Syngas in marketing its products and services both domestically and internationally;
  Assist in the research and development of Syngas’ technologies.

Remuneration

In consideration for the provision of the consulting services, Syngas agreed to pay Mr. Foster with the issuance of an aggregate of 2,000,000 of its common shares, each share with a deemed price of the market value of the stock as quoted on the OTC Bulletin Board as of the date of issuance of the stock. On April 26, 2007 Syngas issued 2,000,000 shares at a fair market value of $0.21 per share, for compensation valued at $420,000 to Mr. Foster as an advance payment for one year of service.

Term

The term of the agreement shall begin as of April 26, 2007 and shall continue until April 26, 2008.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2007	SYNGAS INTERNATIONAL CORP.
(Registrant)

By: /s/ Wilf Ouellette
President, Chief Executive Officer and Chief
Financial Officer